PVH CORP. REPORTS THIRD QUARTER 2022 REVENUE ABOVE GUIDANCE, WITH STRONG PERFORMANCE ACROSS THE BUSINESS, AND UPDATES FULL YEAR OUTLOOK

•Third quarter revenue decreased 2% to $2.281 billion compared to the prior year period (increased 7% on a constant currency basis) and exceeded guidance
•Third quarter EPS
◦GAAP basis: $(2.88) compared to guidance of $2.10 to $2.15. Results include a $417 million pre-tax noncash goodwill impairment charge not known at time of guidance
◦Non-GAAP basis: $2.60 and significantly exceeded guidance of $2.10 to $2.15 (there were no non-GAAP exclusions in guidance)
•Full year revenue outlook: In line with the top end of previous guidance range, projected to decrease approximately 3% (increase approximately 4% on a constant currency basis)
•Full year EPS outlook
◦GAAP basis: Approximately $1.37 compared to approximately $7.64 previously
◦Non-GAAP basis: Approximately $8.25 compared to approximately $8.00 previously
◦Includes negative impact of approximately $1.15 per share related to foreign currency translation compared to approximately $1.25 previously

New York - November 30, 2022 - PVH Corp. [NYSE: PVH] today reported its 2022 third quarter results and updated its full year outlook.
Stefan Larsson, Chief Executive Officer, commented, “We are pleased with our third quarter results as we delivered high single-digit constant currency top-line growth. This was ahead of our expectations, despite having to navigate continuing macroeconomic headwinds. Our strong performance reflects the power of our two global iconic brands, Calvin Klein and TOMMY HILFIGER, and the pricing power we are able to achieve by delivering strong hero product, engaging closely with consumers, and elevating the customer experience. Our international businesses continued to execute well across both brands, even as macro conditions remain challenging in Europe and COVID impacts continued in Asia. In North America, we are encouraged by the positive performance indicators we are seeing, especially how consumers are responding to and engaging with our brands, although we recognize that we are in the early stages of a multi-year journey to unlock this region’s full opportunity.”

Mr. Larsson added, “Through the PVH+ Plan, we seek to tap into our full potential by focusing on our core strengths and connecting our iconic brands closer to where the consumer is going than any time before. Our goal is to win with the consumer and achieve long-term profitable growth.”

Zac Coughlin, Chief Financial Officer, said, “We continue to manage our business in a prudent and disciplined manner, and delivered on the commitments we made by relentlessly focusing on improving execution and reducing costs. We are doubling down on the PVH+ Plan growth drivers and focusing on what is within our control to drive sustainable growth, generate strong cash flows, and deliver shareholder returns.”

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items. References to the Company’s underlying revenue growth refers to the revenue change on a constant currency basis, excluding the impacts of the war in Ukraine, the Heritage Brands transaction and the exit from the Heritage Brands retail business, as applicable.

Third Quarter Review:
•Revenue decreased 2% compared to the prior year period (increased 7% on a constant currency basis), inclusive of a 2% reduction resulting from the impact of the war in Ukraine, including closures of Company stores in Russia, the cessation of wholesale shipments to Russia and Belarus, and a reduction in wholesale shipments to Ukraine.

The Company’s underlying high single-digit revenue growth compared to the prior year period was driven by growth across all regions and in both its Tommy Hilfiger and Calvin Klein brand businesses. The increase included solid performance in the Company’s international businesses, as well as improvements in North America, particularly in the direct-to-consumer business, despite the challenging global macroeconomic environment.

◦Direct-to-Consumer revenue decreased 5% compared to the prior year period (increased 5% on a constant currency basis).

◦Wholesale revenue decreased 2% compared to the prior year period (increased 9% on a constant currency basis).

◦Total Digital revenue decreased 12% compared to the prior year period (decreased 1% on a constant currency basis). Total Digital includes the sales through the Company’s digital commerce businesses and sales to the digital businesses of its traditional and pure play wholesale customers reflected in the Direct-to-Consumer and Wholesale revenues above. Digital penetration as a percentage of total revenue was approximately 20%.

•Gross Margin was 55.9% as compared to 57.7% in the prior year period, as the benefit from price increases was more than offset by higher costs, increased promotional activity and the negative impact of approximately 40 basis points of foreign currency translation.

•Inventory increased 32% compared to the prior year period due to a combination of (i) abnormally low inventory levels in all regions in the prior year period, (ii) a planned increase in core product to mitigate supply chain and logistics disruptions, and (iii) elevated inventory levels in the North America wholesale business due to lower than expected demand.

Third Quarter Consolidated Results:
•Revenue decreased 2% to $2.281 billion compared to the prior year period (increased 7% on a constant currency basis), inclusive of a 2% reduction resulting from the impact of the war in Ukraine.

◦Tommy Hilfiger revenue decreased 4% compared to the prior year period (increased 7% on a constant currency basis)
▪Tommy Hilfiger International revenue decreased 10% (increased 5% on a constant currency basis)
▪Tommy Hilfiger North America revenue increased 12%

◦Calvin Klein revenue increased 1% compared to the prior year period (increased 9% on a constant currency basis)
▪Calvin Klein International revenue decreased 4% (increased 9% on a constant currency basis)
▪Calvin Klein North America revenue increased 9%

◦Heritage Brands revenue decreased 4% compared to the prior year period.

•Earnings (loss) before interest and taxes (“EBIT”) on a GAAP basis was $(214) million, inclusive of a $30 million negative impact due to foreign currency translation, compared to $377 million in the prior year period. Included in the third quarter was a noncash goodwill impairment charge of $417 million, which was non-operational and driven by a significant increase in discount rates, and included in the prior year period was a net gain of $113 million recorded in connection with the Heritage Brands transaction. EBIT on a GAAP basis for these periods also include other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods exclude these amounts.

EBIT on a non-GAAP basis was $220 million, inclusive of a $30 million negative impact due to foreign currency translation, compared to $266 million in the prior year period. The revenue growth on a constant currency basis was more than offset by the gross margin decline discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Earnings (loss) per share (“EPS”)
◦GAAP basis: $(2.88) compared to $3.89 in the prior year period.

◦Non-GAAP basis: $2.60 compared to $2.67 in the prior year period.

EPS on both a GAAP basis and non-GAAP basis for the third quarter included the negative impacts of (i) $0.35 per share related to foreign currency translation and (ii) $0.18 per share related to the war in Ukraine.

EPS on a GAAP basis for these periods also included the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including the $417 million pre-tax noncash goodwill impairment charge in the third quarter and the $113 million pre-tax net gain recorded in connection with the Heritage Brands transaction in the prior year period. EPS on a non-GAAP basis for these periods exclude these amounts.

•Interest expense decreased to $19 million from $25 million in the prior year period.

•Effective tax rate was 19.8% on a GAAP basis as compared to 20.7% in the prior year period. The effective tax rate was 15.7% on a non-GAAP basis compared to 20.5% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 1.9 million shares of its common stock for $102 million during the third quarter of 2022.

2022 Outlook:
Full Year 2022 Guidance
•Revenue is projected to be at the top end of previous guidance range, a decrease of approximately 3% as compared to 2021 (increase approximately 4% on a constant currency basis), inclusive of a 4% negative impact related to (i) a 2% reduction resulting from the Heritage Brands transaction and exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the impact of the war in Ukraine.

•EPS
◦GAAP basis: projected to be approximately $1.37 compared to $13.25 in 2021.

◦Non-GAAP basis: projected to be approximately $8.25 compared to $10.15 in 2021.

The 2022 EPS projections on both a GAAP and non-GAAP basis include the estimated negative impacts of (i) approximately $1.15 per share related to foreign currency translation and (ii) approximately $0.60 per share related to the Company’s businesses in Russia, Belarus and Ukraine that have been significantly affected in the current year by the war in Ukraine, apart from the one-time noncash asset impairments recorded in the second quarter in connection with the Company’s decision to exit from its Russia business discussed under the heading “Non-GAAP Exclusions” later in this release.

EPS on a GAAP basis for these periods also include the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis excludes the one-time noncash asset impairments recorded in the second quarter discussed above and these other amounts.

•Interest expense is projected to decrease to approximately $85 million compared to $104 million in 2021 primarily due to the impact of voluntary debt repayments made in 2021.

•Effective tax rate is projected to increase as compared to 2021 and be approximately 64% on a GAAP basis and approximately 24% on a non-GAAP basis. The 2022 effective tax rate guidance on a GAAP basis reflects the impact of the $417 million pre-tax noncash goodwill impairment charge recorded during the third quarter of 2022, which is non-deductible for tax purposes. The 2022 effective tax rate guidance on a non-GAAP basis excludes this impact.

Fourth Quarter 2022 Guidance
•Revenue is projected to decrease approximately 4% as compared to the prior year period (increase approximately 4% on a constant currency basis), including a 2% reduction resulting from the impact of the war in Ukraine.

•EPS
◦GAAP basis: projected to be approximately $0.45 compared to $5.53 in the prior year period.

◦Non-GAAP basis: projected to be approximately $1.65 compared to $2.84 in the prior year period.

The fourth quarter 2022 EPS projections on both a GAAP and non-GAAP basis include the estimated negative impacts of (i) approximately $0.27 per share related to foreign currency translation and (ii) approximately $0.15 per share related to the Company’s businesses in Russia, Belarus and Ukraine that have been significantly affected in the current year by the war in Ukraine.

The fourth quarter 2022 EPS projection on a GAAP basis also includes an unfavorable tax impact related to the $417 million pre-tax noncash goodwill impairment charge, as the impairment is non-deductible and has been factored into the Company’s annualized effective tax rate. EPS on a GAAP basis for the prior year period included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to be flat compared to $24 million in the prior year period.

•Effective tax rate is projected to be approximately 80% on a GAAP basis and 25% on a non-GAAP basis. The fourth quarter 2022 tax rate guidance on a GAAP basis includes the impact resulting from the $417 million pre-tax noncash goodwill impairment charge as discussed above. The fourth quarter 2022 effective tax rate guidance on a non-GAAP basis excludes this impact.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax noncash goodwill impairment charge of $417 million recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates.
•Pre-tax costs of $17 million incurred in the third quarter of 2022, consisting of severance related to initial actions under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023.
•Pre-tax charges of $50 million recorded in the second quarter of 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Pre-tax gain of $49 million recorded in the fourth quarter of 2021 related to the recognized actuarial gain on retirement plans.
•One-time discrete tax benefits of $152 million recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 7 and the sections entitled “Reconciliations of 2022 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its third quarter earnings release on Thursday, December 1, 2022 at 9:00 a.m. EST. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the headcount cost reduction initiative announced in August 2022, and the 2021 sale of assets of, and exit from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

Net sales	$2,144.7	$2,208.0	$6,182.4	$6,410.0
Royalty revenue	105.4	97.4	273.7	248.0
Advertising and other revenue	30.7	27.1	79.4	67.0
Total revenue	$2,280.8	$2,332.5	$6,535.5	$6,725.0

Gross profit on net sales	$1,138.1	$1,220.6	$3,379.3	$3,592.8
Gross profit on royalty, advertising and other revenue	136.1	124.5	353.1	315.0
Total gross profit	1,274.2	1,345.1	3,732.4	3,907.8

Selling, general and administrative expenses	1,085.0	1,097.3	3,194.8	3,198.7

Goodwill impairment	417.1		417.1

Non-service related pension and postretirement income	(3.4)	(4.2)	(10.2)	(11.5)

Other gain		(118.9)		(118.9)

Equity in net income of unconsolidated affiliates	10.5	6.3	42.6	14.1

(Loss) earnings before interest and taxes	(214.0)	377.2	173.3	853.6

Interest expense, net	18.8	24.6	60.9	80.3

Pre-tax (loss) income	(232.8)	352.6	112.4	773.3

Income tax (benefit) expense	(46.1)	72.9	50.7	212.1

Net (loss) income	(186.7)	279.7	61.7	561.2

Less: Net loss attributable to redeemable non-controlling interest (1)				(0.3)

Net (loss) income attributable to PVH Corp.	$(186.7)	$279.7	$61.7	$561.5

Diluted net (loss) income per common share attributable to PVH Corp. (2)	$(2.88)	$3.89	$0.92	$7.77

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

Depreciation and amortization expense	$73.1	$77.3	$225.3	$233.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, managed and effectively owned all economic interests in the joint venture. The Company closed in the fourth quarter of 2021 the manufacturing facility that was the joint venture’s sole operation.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended October 30, 2022 and October 31, 2021 on a non-GAAP basis by excluding (i) the costs incurred in the second quarter of 2022 in connection with the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, consisting of noncash asset impairments, contract termination and other costs, and severance; (ii) the gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); (iii) the noncash goodwill impairment charge recorded in the third quarter of 2022, which was non-operational and driven by a significant increase in discount rates; (iv) the costs incurred in the third quarter of 2022 related to initial actions taken under the plans announced in August 2022 to reduce people costs in the Company’s global offices by approximately 10% by the end of 2023, (the “2022 cost savings initiative”), consisting of severance; (v) the costs incurred in the first, second and third quarters of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (vi) the costs incurred in the first and second quarters of 2021 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets, and contract termination and other costs; (vii) the gain recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (viii) the costs incurred in the third quarter of 2021 in connection with the Heritage Brands transaction, consisting of severance; and (ix) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 7 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,068.3	$1,089.3	$3,127.6	$3,124.5
Goodwill impairment (2)	—		—
Other gain (3)		—		—
Equity in net income of unconsolidated affiliates (4)			26.5
Earnings before interest and taxes (5)	219.8	266.3	641.5	808.9
Income tax expense (6)	31.5	49.6	138.4	200.5
Net income attributable to PVH Corp. (7)	169.5	192.1	442.2	528.4
Diluted net income per common share attributable to PVH Corp. (8)	$2.60	$2.67	$6.60	$7.31

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP other gain to other gain on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(5) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(6) Please see Table 7 for the reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.
(8) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

Net (loss) income attributable to PVH Corp.	$(186.7)	$279.7	$61.7	$561.5

Diluted net (loss) income per common share attributable to PVH Corp. (1)	$(2.88)	$3.89	$0.92	$7.77

Pre-tax items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		2.5		47.6

SG&A expenses associated with exiting the Heritage Brands Retail business				21.1

SG&A expenses associated with the Heritage Brands transaction		5.5		5.5

SG&A expenses associated with the Company’s decision to exit from its Russia business			50.5

SG&A expenses associated with the 2022 cost savings initiative	16.7		16.7

Goodwill impairment	417.1		417.1

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)			(16.1)

Gain in connection with the Heritage Brands transaction (recorded in other gain)		(118.9)		(118.9)

Tax effects of the pre-tax items above (2)	(77.6)	23.3	(87.7)	11.6

Net income on a non-GAAP basis attributable to PVH Corp.	$169.5	$192.1	$442.2	$528.4

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp. (1)	$2.60	$2.67	$6.60	$7.31

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

(Loss) earnings before interest and taxes	$(214.0)	$377.2	$173.3	$853.6

Items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		2.5		47.6

SG&A expenses associated with exiting the Heritage Brands Retail business				21.1

SG&A expenses associated with the Heritage Brands transaction		5.5		5.5

SG&A expenses associated with the Company’s decision to exit from its Russia business			50.5

SG&A expenses associated with the 2022 cost savings initiative	16.7		16.7

Goodwill impairment	417.1		417.1

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)			(16.1)

Gain in connection with the Heritage Brands transaction (recorded in other gain)		(118.9)		(118.9)

Earnings before interest and taxes on a non-GAAP basis	$219.8	$266.3	$641.5	$808.9

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

SG&A expenses	$1,085.0	$1,097.3	$3,194.8	$3,198.7

Items excluded:

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		(2.5)		(47.6)

Expenses associated with exiting the Heritage Brands Retail business				(21.1)

Expenses associated with the Heritage Brands transaction		(5.5)		(5.5)

Expenses associated with the Company’s decision to exit from its Russia business			(50.5)

Expenses associated with the 2022 cost savings initiative	(16.7)		(16.7)

SG&A expenses on a non-GAAP basis	$1,068.3	$1,089.3	$3,127.6	$3,124.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 4 - Reconciliations of GAAP goodwill impairment to goodwill impairment on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/30/22	10/30/22

Goodwill impairment	$417.1	$417.1

Item excluded:

Goodwill impairment	(417.1)	(417.1)

Goodwill impairment on a non-GAAP basis	$—	$—

Table 5 - Reconciliations of GAAP other gain to other gain on a non-GAAP basis

	Quarter Ended	Nine Months Ended
	10/31/21	10/31/21

Other gain	$(118.9)	$(118.9)

Item excluded:

Gain in connection with the Heritage Brands transaction	118.9	118.9

Other gain on a non-GAAP basis	$—	$—

Table 6 - Reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Nine Months Ended
10/30/22

Equity in net income of unconsolidated affiliates	$42.6

Item excluded:

Gain in connection with the Karl Lagerfeld transaction	(16.1)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$26.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 7 - Reconciliations of GAAP income tax (benefit) expense to income tax expense on a non-GAAP basis

	Quarter Ended		Nine Months Ended
	10/30/22	10/31/21	10/30/22	10/31/21

Income tax (benefit) expense	$(46.1)	$72.9	$50.7	$212.1

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	77.6	(23.3)	87.7	(11.6)

Income tax expense on a non-GAAP basis	$31.5	$49.6	$138.4	$200.5

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended			Quarter Ended
	10/30/22			10/31/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income attributable to PVH Corp.	$(186.7)	$(356.2)	$169.5	$279.7	$87.6	$192.1

Weighted average common shares	64.8		64.8	70.9		70.9
Weighted average dilutive securities	—	0.3	0.3	1.1		1.1
Total shares	64.8		65.1	72.0		72.0

Diluted net (loss) income per common share attributable to PVH Corp.	$(2.88)		$2.60	$3.89		$2.67

	Nine Months Ended			Nine Months Ended
	10/30/22			10/31/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$61.7	$(380.5)	$442.2	$561.5	$33.1	$528.4

Weighted average common shares	66.5		66.5	71.2		71.2
Weighted average dilutive securities	0.5		0.5	1.1		1.1
Total shares	67.0		67.0	72.3		72.3

Diluted net income per common share attributable to PVH Corp.	$0.92		$6.60	$7.77		$7.31

(1) Represents the impact on net (loss) income in the periods ended October 30, 2022 from the elimination of (i) the costs related to the Company’s decision to exit from its Russia business; (ii) the gain recorded in connection with the Karl Lagerfeld transaction; (iii) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; (iv) the costs related to the 2022 cost savings initiative; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended October 30, 2022 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended October 30, 2022 excluded these potentially dilutive securities because there was a GAAP net loss attributable to PVH Corp. for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

(2) Represents the impact on net income in the periods ended October 31, 2021 from the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; (iii) the gain recorded in connection with the Heritage Brands transaction; (iv) the costs related to the Heritage Brands transaction; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	10/30/22	10/31/21
ASSETS
Current Assets:
Cash and Cash Equivalents	$457.0	$1,298.7
Receivables	1,002.3	936.6
Inventories	1,821.2	1,379.6
Other	374.2	244.0
Total Current Assets	3,654.7	3,858.9
Property, Plant and Equipment	844.6	897.1
Operating Lease Right-of-Use Assets	1,177.1	1,432.1
Goodwill and Other Intangible Assets	5,358.4	6,270.3
Other Assets	371.1	357.6
	$11,405.9	$12,816.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,240.8	$2,203.7
Current Portion of Operating Lease Liabilities	329.4	395.0
Short-Term Borrowings	98.0	27.8
Current Portion of Long-Term Debt	37.3	32.8
Other Liabilities	702.4	1,094.1
Long-Term Portion of Operating Lease Liabilities	1,066.1	1,285.7
Long-Term Debt	2,109.1	2,605.2
Stockholders’ Equity	4,822.8	5,171.7
	$11,405.9	$12,816.0

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/30/22	10/31/21
Tommy Hilfiger North America
Net sales	$307.2	$269.2
Royalty revenue	24.3	25.2
Advertising and other revenue	6.7	6.8
Total	338.2	301.2

Tommy Hilfiger International
Net sales	805.9	895.8
Royalty revenue	16.9	16.5
Advertising and other revenue	5.9	4.2
Total	828.7	916.5

Total Tommy Hilfiger
Net sales	1,113.1	1,165.0
Royalty revenue	41.2	41.7
Advertising and other revenue	12.6	11.0
Total	1,166.9	1,217.7

Calvin Klein North America
Net sales	314.7	292.1
Royalty revenue	49.8	42.7
Advertising and other revenue	15.8	14.6
Total	380.3	349.4

Calvin Klein International
Net sales	570.0	597.9
Royalty revenue	14.1	12.5
Advertising and other revenue	2.1	1.3
Total	586.2	611.7

Total Calvin Klein
Net sales	884.7	890.0
Royalty revenue	63.9	55.2
Advertising and other revenue	17.9	15.9
Total	966.5	961.1

Heritage Brands Wholesale
Net sales	146.9	153.0
Royalty revenue	0.3	0.5
Advertising and other revenue	0.2	0.2
Total	147.4	153.7

Total Revenue
Net sales	2,144.7	2,208.0
Royalty revenue	105.4	97.4
Advertising and other revenue	30.7	27.1
Total	$2,280.8	$2,332.5

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/30/22			10/31/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(169.9)	$(181.4)	$11.5	$(1.2)		$(1.2)

Tommy Hilfiger International	121.7	(2.1)	123.8	178.6	$(1.8)	180.4

Total Tommy Hilfiger	(48.2)	(183.5)	135.3	177.4	(1.8)	179.2

Calvin Klein North America	(140.0)	(166.6)	26.6	20.5		20.5

Calvin Klein International	12.1	(80.0)	92.1	110.9	(0.7)	111.6

Total Calvin Klein	(127.9)	(246.6)	118.7	131.4	(0.7)	132.1

Heritage Brands Wholesale	7.3	(2.2)	9.5	116.7	113.4	3.3

Corporate	(45.2)	(1.5)	(43.7)	(48.3)		(48.3)

Total (loss) earnings before interest and taxes	$(214.0)	$(433.8)	$219.8	$377.2	$110.9	$266.3

(1) The adjustments for the quarter ended October 30, 2022 represent the elimination of (i) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; and (ii) the costs related to the 2022 cost savings initiative.

(2) The adjustments for the quarter ended October 31, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the gain recorded in connection with the Heritage Brands transaction; and (iii) the costs related to the Heritage Brands transaction.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/30/22	10/31/21
Tommy Hilfiger North America
Net sales	$830.9	$747.8
Royalty revenue	62.2	58.2
Advertising and other revenue	16.1	14.9
Total	909.2	820.9

Tommy Hilfiger International
Net sales	2,345.7	2,532.1
Royalty revenue	46.3	42.5
Advertising and other revenue	15.1	11.4
Total	2,407.1	2,586.0

Total Tommy Hilfiger
Net sales	3,176.6	3,279.9
Royalty revenue	108.5	100.7
Advertising and other revenue	31.2	26.3
Total	3,316.3	3,406.9

Calvin Klein North America
Net sales	872.6	809.1
Royalty revenue	126.2	103.0
Advertising and other revenue	41.3	34.6
Total	1,040.1	946.7

Calvin Klein International
Net sales	1,677.8	1,683.5
Royalty revenue	38.3	34.0
Advertising and other revenue	6.5	4.5
Total	1,722.6	1,722.0

Total Calvin Klein
Net sales	2,550.4	2,492.6
Royalty revenue	164.5	137.0
Advertising and other revenue	47.8	39.1
Total	2,762.7	2,668.7

Heritage Brands Wholesale
Net sales	455.4	561.9
Royalty revenue	0.7	10.3
Advertising and other revenue	0.4	1.6
Total	456.5	573.8

Heritage Brands Retail
Net sales		75.6
Royalty revenue
Advertising and other revenue
Total		75.6

Total Heritage Brands
Net sales	455.4	637.5
Royalty revenue	0.7	10.3
Advertising and other revenue	0.4	1.6
Total	456.5	649.4

Total Revenue
Net sales	6,182.4	6,410.0
Royalty revenue	273.7	248.0
Advertising and other revenue	79.4	67.0
Total	$6,535.5	$6,725.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/30/22			10/31/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(184.8)	$(181.4)	$(3.4)	$18.4	$(1.7)	$20.1

Tommy Hilfiger International	349.6	(38.8)	388.4	510.7	(8.9)	519.6

Total Tommy Hilfiger	164.8	(220.2)	385.0	529.1	(10.6)	539.7

Calvin Klein North America	(106.4)	(166.6)	60.2	59.4	(2.1)	61.5

Calvin Klein International	187.6	(93.8)	281.4	306.2	(6.4)	312.6

Total Calvin Klein	81.2	(260.4)	341.6	365.6	(8.5)	374.1

Heritage Brands Wholesale	37.5	(2.2)	39.7	160.1	113.4	46.7

Heritage Brands Retail				(33.9)	(21.1)	(12.8)

Total Heritage Brands	37.5	(2.2)	39.7	126.2	92.3	33.9

Corporate	(110.2)	14.6	(124.8)	(167.3)	(28.5)	(138.8)

Total earnings before interest and taxes	$173.3	$(468.2)	$641.5	$853.6	$44.7	$808.9

(1) The adjustments for the nine months ended October 30, 2022 represent the elimination of (i) the costs related to the Company’s decision to exit from its Russia business; (ii) the gain recorded in connection with the Karl Lagerfeld transaction; (iii) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; and (iv) the costs related to the 2022 cost savings initiative.

(2) The adjustments for the nine months ended October 31, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; (iii) the gain recorded in connection with the Heritage Brands transaction; and (iv) the costs related to the Heritage Brands transaction.

PVH CORP.
Reconciliations of 2022 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	10/30/22	10/31/21

Tommy Hilfiger International	$828.7	$916.5	(9.6)%	(14.5)%	4.9%
Total Tommy Hilfiger	1,166.9	1,217.7	(4.2)%	(11.1)%	6.9%

Calvin Klein International	586.2	611.7	(4.2)%	(13.2)%	9.0%
Total Calvin Klein	966.5	961.1	0.6%	(8.5)%	9.1%

Total Revenue	$2,280.8	$2,332.5	(2.2)%	(9.5)%	7.3%

Total Direct-to-Consumer	$857.6	$899.6	(4.7)%	(9.7)%	5.0%
Wholesale	$1,287.1	$1,308.4	(1.6)%	(10.1)%	8.5%
Total Digital	$432.7	$492.5	(12.1)%	(11.2)%	(0.9)%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2022 estimated results on a non-GAAP basis by excluding (i) the costs incurred in connection with the Company’s decision to exit from its Russia business, consisting of noncash asset impairments, contract termination and other costs, and severance; (ii) the gain recorded in connection with the Karl Lagerfeld transaction; (iii) the noncash goodwill impairment charge, which was driven by a significant increase in discount rates; (iv) the costs incurred related to the 2022 cost savings initiative and; (v) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2022 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2022 Net Income Per Common Share Reconciliations

	Current Guidance		Previous Guidance
	Full Year 2022 (Estimated)	Fourth Quarter 2022 (Estimated)	Full Year 2022 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $1.37	Approximately $0.45	Approximately $7.64
Estimated per common share impact of items identified as non-GAAP exclusions	$(6.88)	$(1.20)	$(0.36)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $8.25	Approximately $1.65	Approximately $8.00

2022 Tax Rate Reconciliation	Full Year 2022 (Estimated)	Fourth Quarter 2022 (Estimated)

GAAP tax rate	Approximately 64%	Approximately 80%
Estimated tax rate impacts from items identified as non-GAAP exclusions	40%	55%
Tax rate on a non-GAAP basis	Approximately 24%	Approximately 25%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, such as the 2022 cost savings initiative, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets, (iv) changes in the expected impacts of the pandemic and related supply chain and logistics disruptions, including vessel, container and other transportation shortages, labor shortages and port congestion globally, as well

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

as unexpected production delays in any of the Company’s key sourcing countries, (v) changes in the expected impacts of inflationary pressures, as well as unexpected additional impacts of the war in Ukraine and its broader macroeconomic implications, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

Reconciliations of 2022 Constant Currency Revenue
	Full Year 2022 (Estimated)	Fourth Quarter 2022 (Estimated)

GAAP revenue decrease	Approximately (3)%	Approximately (4)%
Negative impact of foreign exchange	(7)%	(8)%
Non-GAAP revenue increase on a constant currency basis	Approximately 4%	Approximately 4%

Please refer to the section entitled “Reconciliations of 2022 Constant Currency Revenue” on page 21 of this release for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	Full Year 2021			Fourth Quarter 2021
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income attributable to PVH Corp.	$952.3	$223.2	$729.1	$390.8	$190.1	$200.7
Total weighted average shares	71.9		71.9	70.6		70.6

Diluted net income per common share attributable to PVH Corp.	$13.25		$10.15	$5.53		$2.84

(1) Represents the impact on net income in the year ended January 30, 2022 from the elimination of (i) a $48.7 million recognized actuarial gain on retirement plans; (ii) $47.6 million of costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint, consisting of noncash asset impairments, severance, and contract termination and other costs; (iii) $21.1 million of costs related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs; (iv) a $118.9 million gain recorded in connection with the Heritage Brands transaction, which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (v) $5.5 million of costs related to the Heritage Brands transaction, consisting of severance; (vi) $22.3 million net tax expense associated with the foregoing pre-tax items; and (vii) a $152.1 million one-time discrete tax benefit principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.

(2) Represents the impact on net income in the quarter ended January 30, 2022 from the elimination of (i) a $48.7 million recognized actuarial gain on retirement plans; (ii) $10.7 million tax expense associated with the foregoing pre-tax item; and (iii) a $152.1 million one-time discrete tax benefit principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.